Exhibit 4.1

EXERCISABLE ONLY PRIOR TO 5:00 P.M., TORONTO TIME,
ON NOVEMBER 4, 2007, AFTER WHICH TIME THESE WARRANTS
SHALL BE NULL AND VOID

AMENDMENT TO WARRANTS TO PURCHASE COMMON SHARES

OF

APOLLO GOLD CORPORATION
(governed by the laws of the Yukon Territory)

Number of Warrants represented by this amending certificate - ●

WHEREAS________________ (the “Holder”) is entitled to purchase one common share in the capital stock of APOLLO GOLD CORPORATION (the “Company”), for each of the ● (●) Warrants evidenced by a warrant certificate originally dated the 4th day of November, 2004 (the “Warrant Certificate”), an original copy of which is attached hereto;

AND WHEREAS the Company has agreed to amend the Exercise Price (as that term is defined in the Warrant Certificate);

THIS CERTIFIES THAT the Warrant Certificate is hereby amended by changing the definition of "Exercise Price" to be US$0.40.

In all other respects the terms and conditions set forth in the Warrant Certificate shall remain unamended, and time shall remain of the essence.

IN WITNESS WHEREOF the Company has caused this Warrant Amending Certificate to be signed by its duly authorized officer as of this 16th day of January, 2006.

APOLLO GOLD CORPORATION

Per: _________________________

This Warrant Amending Certificate is null and void if not accompanied by the original Warrant Certificate.